EXHIBIT 99.1

BioCryst Reports Second Quarter 2015 Financial Results

RESEARCH TRIANGLE PARK, N.C., Aug. 7, 2015 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced financial results for the second quarter ended June 30, 2015.

"During the second quarter, we continued to make steady progress in executing our strategy and advancing our programs in order to bring forward an attractive oral prophylactic treatment for HAE and to change the lives of HAE patients," said Jon P. Stonehouse, President & Chief Executive Officer of BioCryst. "In addition, we were very pleased to close a deal with bioCSL as our commercial partner for our approved influenza treatment RAPIVAB. Not only does this deal put RAPIVAB commercialization in the hands of a flu expert, but it extends our cash runway and allows us to focus on rare diseases."

Second Quarter Financial Results

For the three months ended June 30, 2015, revenues increased to $25.8 million from $1.5 million in the second quarter of 2014. Revenue in the quarter was primarily due to the partial recognition of the upfront payment to BioCryst resulting from the licensing of RAPIVAB® (peramivir injection), as well as a significant increase in collaboration revenue associated with BCX4430 development as a medical countermeasure for Ebola virus and other filovirus diseases.

Research and development expenses for the quarter increased to $16.5 million from $11.1 million in the second quarter of 2014. The increase in 2015 R&D expenses, as compared to 2014, was the result of increased R&D expenses associated with the Company's HAE and BCX4430 development programs. The more substantial increase was related to development expenses associated with the HAE portfolio and resulted from higher spending for continued development of avoralstat, formerly known as BCX4161, and expenses for second generation compound development, including BCX7353.

General and administrative expenses for the second quarter 2015 increased to $3.5 million compared to $2.0 million in 2014. The increase was due primarily to deal-related expenses, as well as medical affairs and commercial expenses associated with the approval of RAPIVAB and preparation for commercialization of the Company's HAE product candidates.

Interest expense related to non-recourse notes payable increased in the second quarter of 2015 to $1.3 million from $1.2 million in the second quarter of 2014. In addition, a mark-to-market loss on our foreign currency hedge of $796,000 was recognized in the second quarter of 2015, compared to a loss of $1.8 million in the second quarter of 2014. These losses result from periodic changes in the U.S. dollar/Japanese yen exchange rate and the related mark-to-market valuation of our underlying hedge arrangement. During the second quarter of 2015, we also realized a currency gain of $1.5 million from the exercise of a U.S. Dollar/Japanese yen currency option within our foreign currency hedge.

The net gain for the second quarter of 2015 was $4.9 million, or $0.07 per share, compared to a net loss of $14.6 million, or $0.23 per share, for the second quarter of 2014.

Cash, cash equivalents and investments increased to $132.0 million at June 30, 2015, compared to $114.0 million at December 31, 2014. This increase resulted primarily from the RAPIVAB upfront licensing payment received from bioCSL. Net operating cash use for the second quarter of 2015 was $12.0 million, as compared to $6.8 million for the second quarter of 2014. Net operating cash use for the first six months of 2015 was $15.8 million as compared to $11.8 million for the 2014 period. With inclusion of the upfront payment from bioCSL, the Company had cash generation of $21.8 and $17.9 million for the second quarter and six months ended June 30, 2015, respectively.

Year to Date Financial Results

For the six months ended June 30, 2015, total revenues increased to $32.7 million from $4.9 million in the first half of 2014. The increase in 2015 was primarily due to the partial recognition of the upfront payment resulting from the licensing of RAPIVAB by bioCSL and increased collaboration revenue associated with BCX4430 development.

R&D expenses increased to $33.6 million for the first half of 2015 from $20.3 million in the same period of 2014. The increase in 2015 expenses was primarily due to increased spending associated with the Company's HAE and BCX4430 programs.

G&A expenses increased to $7.6 million for the six months ended June 30, 2015 from $3.6 million for the six months ended June 30, 2014, due primarily to unrestricted grants awarded to the U.S. and international HAE patient advocacy groups, as well as medical affairs and commercial expenses associated with the approval of RAPIVAB and preparation for commercialization of our HAE product candidates.

In the first half of 2015 and 2014, interest expense was $2.6 million and $2.5 million, respectively, and related to the non-recourse notes payable. A mark-to-market loss on our foreign currency hedge of $332,000 was recognized in the first half of 2015, compared to a loss of $3.4 million in the first half of 2014. These gains and losses result from periodic changes in the U.S. dollar/Japanese yen exchange rate and the related mark-to-market valuation of our underlying hedge arrangement. As noted above, we also realized a currency gain of $1.5 million from the exercise of a U.S. Dollar/Japanese yen currency option during the second quarter of 2015.

The net loss for the six months ended June 30, 2015 decreased to $10.3 million, or $0.14 per share, compared to a net loss of $24.8 million, or $0.40 per share for the same period last year.

Corporate Update & Outlook

  The Phase 1 healthy volunteer study of BCX7353 initiated in May is continuing toward completion. In order to properly characterize the steady state pharmacokinetics of BCX7353, a 14 day treatment cohort will be added to this study. As a consequence, final results of this study are now expected in the fourth quarter. BioCryst anticipates reporting results for safety, tolerability, pharmacokinetics and pharmacodynamics.

  The OPuS-2 (Oral ProphylaxiS-2) clinical trial is proceeding as planned, and BioCryst expects to report results at the end of 2015. OPuS-2 is a 12-week, randomized, three-arm, parallel cohort trial. This study evaluates the efficacy and safety of two doses of avoralstat, 300 mg and 500mg, administered three-times daily compared with placebo. Approximately 100 HAE patients will be enrolled in the U.S. and other select countries.

  Three additional BioCryst discovered novel kallikrein inhibitors have recently been selected to advance into preclinical development. These molecules are approximately two years behind BCX7353.

  In June, BioCryst announced that bioCSL, a global biopharmaceutical company and leader in the treatment of influenza, licensed RAPIVAB and will commercialize RAPIVAB in the U.S. and other territories. Under the terms of the agreement, BioCryst received an upfront payment of $33.7 million from bioCSL, and may receive up to $12.0 million in additional payments related to the successful achievement of certain regulatory milestones. BioCryst will also receive tiered royalties on commercial sales in the U.S. and other territories, as well as royalties on ex-U.S. stockpiling orders. BioCryst retained all rights to pursue U.S. government stockpiling for RAPIVAB.

Financial Outlook for 2015

Based upon development plans and assumptions and our awarded government contracts, BioCryst expects its 2015 net operating cash use to be in the range of $18 to $28 million upon adjusting our previously predicted range for the first six month results, including the $33.7 million upfront payment from bioCSL, and expects its 2015 operating expenses to continue to be in the range of $75 to $95 million. Our operating expense range excludes equity-based compensation expense due to the difficulty in reliably projecting this expense as it is impacted by the volatility and price of the Company's stock, as well as by the vesting of the Company's outstanding performance-based stock options.

Conference Call and Webcast

BioCryst's leadership team will host a conference call and webcast on Friday, August 7, 2015 at 11:00 a.m. Eastern Time to discuss these financial results and recent corporate developments. To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International). No passcode is needed for the call. The webcast can be accessed by logging onto www.BioCryst.com. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases. BioCryst's ongoing development programs include oral plasma kallikrein inhibitors for hereditary angioedema, avoralstat, BCX7353 and other second generation compounds, and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that the OPuS-2 clinical trial and other planned trials of avoralstat or BCX7353 may not have a favorable outcome; that developing a commercial formulation for avoralstat, BCX7353 or any other HAE compound may take longer or may be more expensive than planned; ongoing and future preclinical and clinical development of HAE second generation candidates may not have positive results; that BioCryst may not be able to enroll the required number of subjects in planned clinical trials of product candidates; that the Company may not advance human clinical trials with product candidates as expected; that the FDA may require additional studies beyond the studies planned for product candidates, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold with respect to such product candidate, or withhold market approval for product candidates; that BioCryst may not receive additional government funding to further support the development of BCX4430; that BCX4430 development may not be successful; that NIAID or BARDA may further condition, reduce or eliminate future funding; that revenue from RAPIVAB is unpredictable and commercialization of RAPIVAB by bioCSL may never result in significant commercial revenue for the Company; that RAPIVAB may not be approved in other countries; that a stockpiling order of RAPIVAB may be delayed or may never occur; that actual financial results may not be consistent with expectations, including that 2015 operating expenses and cash usage may not be within management's expected ranges. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst's projections and forward-looking statements.

BCRXW

BIOCRYST PHARMACEUTICALS, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in thousands, except per share)

Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Product sales, net	$ --	$ --	$ 537	$ --
Royalty revenue	132	125	1,650	1,946
Collaborative and other research and development	25,710	1,341	30,481	2,978
Total revenues	25,842	1,466	32,668	4,924

Expenses:
Cost of products sold	--	--	15	--
Research and development	16,524	11,067	33,644	20,250
General and administrative	3,534	2,013	7,595	3,601
Royalty	442	5	502	78
Total expenses	20,500	13,085	41,756	23,929

Loss from operations	5,342	(11,619)	(9,088)	(19,005)

Interest and other income	116	19	233	36
Interest expense	(1,306)	(1,225)	(2,621)	(2,467)
Gain (loss) on foreign currency derivative	749	(1,824)	1,213	(3,350)

Net income (loss)	$ 4,901	$ (14,649)	$ (10,263)	$ (24,786)

Net income (loss) per common share, basic	$ 0.07	$ (0.23)	$ (0.14)	$ (0.40)
Net income (loss) per common share, diluted	$ 0.06	$ (0.23)	$ (0.14)	$ (0.40)

Weighted average shares outstanding, basic	72,642	63,647	72,492	61,629
Weighted average shares outstanding, diluted	76,760	63,647	72,492	61,629

Balance Sheet Data (in thousands)
	June 30, 2015		December 31, 2014
	(Unaudited)		(Note 1)
Cash, cash equivalents and investments	$ 130,424		$ 113,888
Restricted cash	1,569		150
Receivables from product sales	--		5,641
Receivables from collaborations	4,296		3,849
Total assets	150,181		136,874
Non-recourse notes payable	30,000		30,000
Accumulated deficit	(478,161)		(467,898)
Stockholders' equity (deficit)	76,089		75,635

Note 1: Derived from audited financial statements.
CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910